Exhibit 5.1

Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, N.W. Suite 800 Washington, D.C. 20006 (202) 347-8400 Fax: (202) 626-1930 www.tpw.com

April 13, 2007

Board of Directors

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Re: Registration Statement on Form S-8

Members of the Board:

We have acted as counsel for People’s United Financial, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (“Registration Statement”) with respect to 12,399,792 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered pursuant to the People’s United Financial, Inc. Directors’ Equity Compensation Plan and the People’s Bank 1998 Long-Term Incentive Plan (collectively, the “Plans”).

In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate laws of the State of Delaware.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plans described above and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the shares of Common Stock that are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, such shares will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction (except federal securities law).

Board of Directors

People’s United Financial, Inc.

April 13, 2007	Page 2.

We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm’s name therein.

Very truly yours,

/s/ THACHER PROFFIT & WOOD LLP
THACHER PROFFITT & WOOD LLP